Exhibit 99.1

Newmont Closes Common Stock Offering

DENVER, June 15, 2015 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced it has closed its common stock sale to Citigroup and J.P. Morgan, each of which acted as an underwriter for the offering. In the offering, Newmont received aggregate net proceeds of approximately $674 million, after deducting estimated expenses.

The Company intends to use the proceeds from the common stock sale, supplemented with cash from the Company’s balance sheet, to fund the acquisition from AngloGold Ashanti Limited of the Cripple Creek & Victor mine in Colorado (the “CC&V Acquisition”). The CC&V Acquisition represents a value-accretive opportunity to improve mine life, costs, and free cash flow in a favorable jurisdiction. Until the CC&V Acquisition is completed, the Company intends to place the proceeds from this offering in short-term liquid investments.

Copies of the prospectus supplement and accompanying base prospectus for the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146) or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717 (tel: 866-803-9204). This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus. A registration statement relating to the securities has been filed with the Securities and Exchange Commission, which is effective. A final prospectus supplement relating to the offering was filed with the Securities and Exchange Commission. An electronic copy of the prospectus supplement and accompanying base prospectus for the offering may be obtained at www.sec.gov.

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Investor Contact
Meredith Bandy	303-837-5143	meredith.bandy@newmont.com

Media Contact
Omar Jabara	303-837-5114	omar.jabara@newmont.com

NEWMONT EQUITY OFFERING CLOSING	1	NEWS RELEASE

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Such forward-looking statements may include, without limitation, statements as to the expected use of proceeds from the offering, and statements regarding future sales of securities and capital expenditures. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which the Company operates and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Annual Report on Form 10-K, filed on February 20, 2015 and the Company’s Quarterly Report on Form 10-Q, filed on April 24, 2015, each of which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. Many of these factors are beyond the Company’s ability to control or predict. Given these uncertainties, investors are cautioned not to place undue reliance on those forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements. The Company disclaims any intention or obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

NEWMONT EQUITY OFFERING CLOSING	2	NEWS RELEASE